Exhibit 99.1

News Release

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY EXPANDS COMMODITY HEDGING PORTFOLIO
     HOUSTON — November 22, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today the expansion of its commodity risk management portfolio through the purchase of Houston Ship Channel Index natural gas call spread options to hedge a portion of its net operational short position in natural gas when operating in a processing mode at its Houston Central Processing Plant. As detailed in the attached exhibit, the call spread options represent the purchase of natural gas call options and the concurrent sale of natural gas call options with respect to the same volumes at a higher strike price. The call spread options will be settled monthly over a five-year period beginning January 2007 and ending December 2011. The company purchased the call spread options on November 21, 2006 from two investment grade counterparties in accordance with its risk management policy. These options were implemented as cash flow hedges to mitigate the impact of increases in natural gas prices on our Texas Gulf Coast Processing segment. Copano Energy paid approximately $9.2 million for the newly-acquired call spread options.
     “We are pleased to have acquired these hedge positions, which we regard as an extension of our ongoing risk management program,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

Exhibit A
Copano Energy, L.L.C.
Summary of Commodity Hedges Purchased on November 21, 2006 (all hedges are settled monthly):
Houston Ship Channel Index Natural Gas Call Spreads

	Call Strike
	(Per MMbtu)		Call Volumes
	Bought	Sold	(MMbtu/d)

2007	$8.00	$10.00	11,400
2008	$8.15	$10.00	9,400
2009	$7.75	$10.00	8,000
2010	$7.35	$10.00	7,100
2011	$6.95	$10.00	7,100